Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY, OR THE SECURITIES INTO WHICH SUCH SECURITIES MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) WITH THE PRIOR WRITTEN CONSENT OF THE CORPORATION (WHICH MAY BE CONDITIONED ON DELIVERY OF A LEGAL OPINION IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION), PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THE SECURITIES BEFORE JANUARY 10, 2017.
D-.

VIXS SYSTEMS INC.
Incorporated under the Canada Business Corporations Act
10.00%, Subject to Adjustment, Amended and Restated Secured Convertible Debenture
Due September 9, 2019

VIXS SYSTEMS INC. (the “Corporation”) for value received hereby promises to pay to (the “Holder”) or registered assigns on September 9, 2019, or such earlier or later date as the principal sum hereof may become due, subject to and in accordance with the terms, conditions and provisions of Schedule “A” attached hereto and forming a part hereof, on presentation and surrender of this Debenture, the principal sum of $ (the “Principal Sum”) in lawful money of Canada as provided in Schedule “A”, at the offices of the Corporation at 1210 Sheppard Ave E, Suite 800, Toronto, Ontario M5K 1E3 (or such other place or time or in such other manner as is herein provided) and to accrue and pay interest on the Principal Sum outstanding hereunder at such time, or at such other times as set out in Schedule “A”, at the rate of 10.00% per annum, subject to adjustment, from the date of issue until full and final payment and discharge hereof, or until conversion or redemption of this Debenture on the terms set out in Schedule “A”. Interest accruing hereunder shall be calculated daily on the basis of a 365 day year and shall accrue semi-annually not in advance of the last day of each of the months of March and September until full and final payment and discharge hereof at maturity, or until conversion or redemption of this Debenture on the terms set out in Schedule “A”. The first interest accrual date being September 30, 2017 and will represent accrued and unpaid interest from the date of issue to but excluding September 30, 2017. Any amount of interest not paid when due (including overdue and unpaid interest), and all interest calculated after maturity, default and judgment, shall bear interest per annum equal to the applicable Interest Rate (as defined below) in accordance with the terms, conditions and provisions in Schedule “A”, be calculated daily, be compounded on the last Business Day of each month, and shall be paid on demand by the Holder. The theory of deemed reinvestment shall not apply to the calculation of interest or the payment of other amounts hereunder.
This Debenture is issued upon the terms and conditions, including redemption and conversion, as are set out in Schedule “A” hereto, and the terms, conditions and provisions contained in Schedule “A”, including its appendices are incorporated herein and constitute a part hereof. Unless the context otherwise requires, capitalized expressions herein shall have the meaning ascribed to them in Schedule “A” hereto.
IN WITNESS WHEREOF, the Corporation has caused the initial Debenture dated as of September 9, 2016 to be amended and restated effective as of August 2, 2017 pursuant to the terms of this Amended and Restated Debenture.

VIXS SYSTEMS INC.
By:
Name:Steven L. Moore
Title: Chief Financial Officer

SCHEDULE “A”
The following conditions are applicable to the 10.00%, subject to adjustment, Amended and Restated Secured Convertible Debentures, due September 9, 2019, of ViXS Systems Inc.
ARTICLE 1
INTERPRETATION
Section 1.1    Definitions.
In this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings, namely:
“Act” means the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;
“Adjustment Period” means the period from and including the date hereof up to and including the Expiry Time;
“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 - Prospectus Exemptions, as such instrument may be amended, supplemented or replaced from time to time;
“Applicable Canadian Securities Laws” means all applicable securities and related laws, rules, regulations, and the notices and policies of the Securities Commissions;
“Applicable Laws” means, in relation to any Person, property, transaction or event, all applicable provisions, whether now or hereafter in effect (or mandatory applicable provisions, if so specified) of federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of all Governmental Authorities (whether or not having the force of law) and all judgments, orders and decisions of all Governmental Authorities in which the Person in question is a party or by which it is bound or having application to the Person, property, transaction or event;
“Applicable Securities Laws” means Applicable Canadian Securities Laws together with Applicable U.S. Securities Laws;
“Applicable U.S. Securities Laws” means all applicable United States federal and state securities laws, rules, regulations, notices and policies;
“Business Day” means a day (other than a Saturday, Sunday or statutory holiday) on which banks are generally open for business in the City of Toronto, Ontario;
“Change of Control” means

(a)
a transaction whereby property constituting all or substantially all of the assets of the Corporation or the Purchaser are sold, in one or more related transactions, to any “person” or “company” (as such terms are defined in the Act) or to a combination of persons or companies; or

(b)
an event or series of events (whether a share purchase, amalgamation, merger, reorganization, arrangement, consolidation or other business combination or otherwise), other than solely involving the Corporation or the Purchaser and one or more of their respective Affiliates, by which any person or company is or becomes the “beneficial owner” (as defined in Section 1(5) of the Act) directly or indirectly of fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Corporation or the Purchaser (for greater certainty, this shall not include a public offering or private placement out of treasury); or

(c)
a formal bid or tender offer for Common Shares being made (other than by the Purchaser or any Affiliate of the Purchaser or by an employee benefit plan established or maintained by the Purchaser or any Affiliate) as a result of which the offeror and its affiliates would, if successful, beneficially own, directly or indirectly, fifty-one percent (51%) or more of the Common Shares then outstanding;

“Closing Date” means September 9, 2016;

“Common Shares” means, subject to adjustment by application of Article 7, fully paid and non-assessable shares of common stock in the capital of the Purchaser as presently constituted;
“Conversion Date” means the date on which this Debenture, or any portion thereof, is surrendered by the Holder for conversion;
“Conversion Price” means $7.24 per Common Share, or one (1) Common Share per $7.24 of Principal Sum, subject to adjustment in accordance with the provisions of Article 7, in which case it shall mean the adjusted price in effect at such time after such adjustment;
“Conversion Right” means the right of the Holder to convert a portion or all of the Principal Sum into Common Shares at the Conversion Price pursuant to Article 5;
“Corporation” means ViXS Systems Inc.;
“Debenture” means this 10.00%, subject to adjustment, amended and restated secured convertible debenture and “Debentures” means all of the Debentures issued pursuant to the Private Placement;
“Default” means any event or circumstance which, with the giving of notice or lapse of time or otherwise, would constitute an Event of Default;
“Director” means a director of the Corporation for the time being and, unless otherwise specified herein, reference to action “by the directors” means action by the directors of the Corporation as a board or, whenever duly empowered, action by any committee of such board;
“Event of Default” means any event specified in Article 9, which has not been waived, cured or remedied;
“Expiry Time” means 4:30 p.m. (Toronto time) on the Maturity Date;
“Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;
“Holder” means the holder of this Debenture and “Holders” means the holders all of all Debentures issued pursuant to the Private Placement;
“including” means including, without limitation, and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, and “includes” shall be construed in a like manner;
“Indebtedness” means all present and future obligations, indebtedness, liabilities, covenants, agreements and undertakings of the Corporation howsoever arising, whether direct or indirect, secured or unsecured, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred, including all future advances and re-advances, and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Corporation be bound alone or with others and whether as principal or surety, including all interest, fees, expenses, indemnities and costs;
“Intercreditor Agreement” means the agreement to be entered into amongst all of the Holders;
“Interest Rate” means a rate of interest of ten per cent (10.00%) per annum calculated on the basis of a 365 day year, subject to adjustment pursuant to Section 2.2 and Section 2.3;
“Junior Indebtedness” has the meaning set forth in Section 3.1(1);
“Market Price” means the VWAP on NASDAQ, or another stock exchange where the majority of the trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date. If the Common Shares are not then listed on any Canadian or U.S. stock exchange, in the over-the-counter market; provided that the volume weighted average price will be determined by dividing the aggregate sale price of all Common Shares sold during the applicable period on the said exchange or market, as the case may be, by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any Canadian or U.S. stock exchange or traded in the over-the counter market, then the Market Price will be determined by such firm of independent chartered accountants as may be selected by the directors of the Corporation, acting reasonably;
“Maturity Date” has the meaning set forth in Section 6.2;
“Obligations” means all of the present and future obligations, liabilities, indebtedness, covenants and agreements, direct or indirect, absolute or contingent, matured or not, extended or renewed, of the Corporation to the Holder under this Debenture, including interest, interest on overdue and unpaid interest, fees, costs, expenses and indemnities and “Obligation” means any of them;
“Payment Account” means the account of the Holder as the Holder may from time to time advise the Corporation in writing;
“Person” means any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unincorporated body of Persons or association and the heirs, executors, administrators or other legal representatives of an individual;
“Purchaser” means Pixelworks, Inc.;
“Plan Trust” means any RRSP, RRIF, deferred profit sharing plan, registered disability savings plan, registered education savings plan or TFSA;
“Principal Sum” has the meaning ascribed thereto on the front page of this Debenture or such greater or lesser amounts owing under this Debenture;
“Prime Rate” means, on any date, the annual rate of interest established by the Bank of Montreal as its reference rate for that day for commercial loans made by it in Canada in Canadian dollars;
“Private Placement” means the private placement of Debentures in the aggregate principal amount of $3,650,000 issued on the Closing Date;
“Redemption Amount” means, in respect of any redemption of this Debenture pursuant to Article 6, the Principal Sum to be redeemed;
“Redemption Date” has the meaning set forth in Section 6.1;
“Redemption Notice” has the meaning set forth in Section 6.1;
“Registration Date” means the date on which the S-3 Registration Statement is declared effective;
“Rights Period” has the meaning set forth in Section 7.1(b);
“Rights Offering” has the meaning set forth in Section 7.1(b);
“RRIF” means a registered retirement income fund as it is defined in the Tax Act;
“RRSP” means a registered retirement savings plan as it is defined in the Tax Act;
“S-3 Registration Statement” means the registration statement filed by the Purchaser on Form S‑3 under the U.S. Securities Act to register the shares of common stock in the capital of the Purchaser to be issued from time to time upon the conversion of the Debenture;
“Secured Creditors Representative” has the meaning given to such term in the General Security Agreement;
“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the Provinces of Canada;

“Senior Indebtedness” has the meaning set forth in Section 3.1(2);
“Shareholder” means a holder of record of one or more Common Shares;
“Tax” means all present and future taxes, rates, levies, imposts, assessments, dues, government fees, stamp taxes, deductions, charges or withholdings, and all indebtedness with respect thereto, and any interest, additions to tax and penalties imposed with respect thereto, excluding, with respect to the Holder, taxes imposed on its income or capital and franchise taxes imposed on it by any taxation authority;
“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, and amendments thereto proposed by or on behalf of the Minister of Finance prior to the date hereof;
“TFSA” means a tax-free savings account as it is defined in the Tax Act;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended;
“United States” and “U.S. Person” have the meaning given to such terms under Regulation S of the U.S. Securities Act. For purposes of Regulation S, “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia. “U.S. Person” includes, but is not limited to, with certain exceptions, any partnership or corporation organized or incorporated under the laws of the United States;
“VWAP” means the volume weighted average trading price of the Common Shares, calculated by dividing the total value by the total volume of the Common Shares traded for the relevant period;
“written order of the Corporation”, “written request of the Corporation”, “written consent of the Corporation” and “certificate of the Corporation” mean, respectively, a written order, request, consent and certificate signed in the name of the Corporation by any one of its Chief Executive Officer or Chief Financial Officer, and may consist of one or more instruments so executed.
Section 1.2    Headings, Etc.
The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.
Section 1.3    Day Not a Business Day.
In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then, except as otherwise provided herein, such action shall be required to be taken on a Business Day which is the next following day that is a Business Day.
Section 1.4    Currency.
All references to currency herein shall be to lawful money of Canada unless otherwise expressly specified.
Section 1.5    Consents or Approvals.
It shall be a condition hereof that any consent or approval of the Holder required hereby shall be obtained in writing prior to the event for which it is required.
Section 1.6    Expanded Meanings.
Unless the context otherwise necessarily requires, the following provisions shall govern the interpretation of this Debenture:

(a)	words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(b)	all references to Sections, Articles, Schedules and Appendices are to Sections, Articles, Schedules and Appendices to this Debenture;

(c)
references herein to any agreement or instrument shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time, and any specific references herein to any enactment, regulation, order, ruling or decision shall be deemed to be references to such enactment, regulation, order, ruling or decision as the same may be re-enacted, varied, amended, modified, supplemented or replaced from time to time; and

(d)
“this Debenture”, “the Debenture”, “hereto”, “herein”, “whereby”, “hereunder”, “hereof” and similar expressions refer to this 10.00%, subject to adjustment, amended and restated secured convertible debenture due September

9, 2019, to which this Schedule is attached and to the Schedules attached thereto, taken as a whole, and not to any particular Article, Section, subsection, paragraph, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto and every debenture issued in replacement hereof.
Section 1.7    Interpretation of “Outstanding”.
This Debenture shall be deemed to be outstanding until the later of the date on which:

(e)	monies or securities for the payment of all amounts owing to the Holder hereunder shall have been paid and delivered to the Holder whether on, after or prior to the Maturity Date; and

(f)	the obligations of the Corporation hereunder shall have been duly performed as herein contemplated, or otherwise discharged to the satisfaction of the Holder.
Section 1.8    Appendices.
The following are the Appendices annexed to and incorporated in this Debenture by reference to their respective numbers as given below and which are deemed to be part hereof:
Appendix 1 - Conversion Notice
Appendix 2 - General Security Agreement
ARTICLE 2
INTEREST
Section 2.1    Interest on Principal Sum.
Subject to Section 2.2 and Section 2.3, the Principal Sum shall bear interest both before and after maturity, default and judgment from and including the Closing Date to the date of repayment in full at a rate equal to the Interest Rate calculated on a daily basis and on the basis of the actual number of days elapsed in a year of 365 days and accrue semi-annually not in advance on the last day of each of the months of March and September.
Section 2.2    Interest Rate Adjustment:

(1)
If, after the Registration Date, the Market Price of the Common Shares exceeds the US dollar equivalent (based on the exchange rate quoted by the Bank of Canada at the relevant time) of $16.54, subject to adjustment in accordance with Article 7 hereof (the “Adjustment Price”) for fifteen consecutive trading days, then the Interest Rate will be reduced to one percent (1.0%) per annum fixed from the first day following this fifteen-day period.

(2)
Once the Interest Rate is reduced as described above, the Interest Rate applicable to the Debentures will remain at the lower rate regardless of what happens to the Market Price of the Common Shares after the applicable date of adjustment.

Section 2.3    Extension Period Interest Rate.
Notwithstanding Section 2.2, if the Maturity Date is extended pursuant to Section 6.2, the Interest Rate will be as follows:

(a)
If on September 9, 2019 the Principal Sum and any accrued and unpaid interest is not fully paid and delivered to the Holder, then the Interest Rate will equal to the Prime Rate on September 9, 2019 plus 8% per annum fixed from the first day following September 9, 2019;

(b)
If on September 9, 2020, the Principal Sum and any accrued and unpaid interest is not fully paid and delivered to the Holder, then the Interest Rate will equal to the Prime Rate on September 9, 2020 plus 8% per annum fixed from the first day following September 9, 2020; and

(c)
If on September 9, 2021, the Principal Sum and any accrued and unpaid interest is not fully paid and delivered to the Holder, then the Interest Rate will equal to the Prime Rate on September 9, 2021 plus 8% per annum fixed from the first day following September 9, 2021.

Section 2.4    Compounding
Notwithstanding anything in this Debenture, if on September 9, 2019 the Principal Sum and any accrued and unpaid interest is not fully paid and delivered to the Holder, then any amount of interest not paid thereat and all interest calculated thereafter shall be added to the Principal Sum, be calculated daily at the applicable Interest Rate, in accordance with Section 2.3, and be compounded on September 9.
Section 2.5    Payment of Interest.
Interest on this Debenture is payable on the last day of each of the months of March and September. The first interest payment date being September 30, 2017 and will represent accrued and unpaid interest from the present date to but excluding September 30, 2017.
Section 2.6    Payment of Overdue Interest.
The Corporation shall, on demand, pay to the Holder by depositing to the Payment Account, interest on all overdue payments in connection with this Debenture from the date any such payment becomes overdue and for so long as such amount remains unpaid at a rate per annum which is equal to the applicable Interest Rate. Interest at the applicable Interest Rate on overdue amounts shall be calculated daily, compounded monthly on the last Business Day of the month, and shall be payable both before and after default, maturity, and judgment.
Section 2.7    Compliance with the Interest Act (Canada).
For the purposes of this Debenture, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be paid and divided by the number of days used in the basis of such determination.
Section 2.8    Withholding Tax.
The Corporation shall be entitled to deduct and withhold from any amount paid or credited (or deemed to be paid or credited) hereunder to any Holder as, on account or in lieu of payment of, or in satisfaction of interest such amounts as the Corporation is required to deduct and withhold with respect to such payment under the Tax Act. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder in respect of which such deduction and withholding was made provided such amounts are remitted to the appropriate taxation authority. To the extent that the amount so required to be deducted or withheld from any payment to a Holder exceeds the cash portion of the consideration otherwise payable to the Holder at such time, the Corporation is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary in order to provide sufficient funds to the Corporation to enable it to comply with such deduction or withholding requirement and the Corporation shall notify the Holder thereof of the same and remit any unapplied balance of the net proceeds of such sale to the Holder.
Section 2.9    Interest Generally.
The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Debenture, and all interest and fees payable by the Corporation to the Holder shall accrue from day to day and be computed as described herein.
Section 2.10    Time, Place and Currency of Payment.
Payments of principal (including the Principal Sum), accrued and unpaid interest, fees and all other amounts payable by the Corporation pursuant to this Debenture shall be paid at or before 5:00 p.m. (Toronto time) on the day such amount is due. If any such day is not a Business Day such amount shall be deemed for all purposes of this Debenture to be due on the next immediately following day that is a Business Day. All payments shall be made to the Payment Account.
Section 2.11    Judgment Currency.
If, for the purpose of calculating the amount of any judgment in any court, it is necessary to convert the currency of any obligation giving rise to the judgment (the “First Currency”) into another currency (the “Other Currency”), the rate of exchange used shall be that at which the party obtaining such judgment could purchase the First Currency with the Other Currency from the Holder determined at the close of business on the Business Day immediately preceding the day on which judgment is rendered. The obligation of the party making payment on account of any judgment shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following the receipt of any sum paid on account of the judgment in the Other Currency, the recipient could purchase the First Currency from the Holder at 12:00 o’clock noon (Toronto time) on such date. If the value in the Other Currency of the First Currency so purchased or capable of being purchased is less than the sum due to the payee in the First Currency before conversion into the Other Currency, the payor, as a separate and distinct obligation and notwithstanding such judgment or payment, shall indemnify the payee against any loss and, if the value in the Other Currency of the First Currency so purchased or capable of being purchased exceeds the sum originally due to the payee in the First Currency before the conversion into the Other Currency, the payee shall remit such excess to the payor.
ARTICLE 3
SENIOR INDEBTEDNESS
Section 3.1    Senior Debt.

1.
For all purposes of this Debenture “Junior Indebtedness” means all Indebtedness for money borrowed by the Corporation, whether outstanding on the date of this Debenture or thereafter created or incurred, unless the Indebtedness is pursuant to the $3,400,000 principal amount of secured convertible debentures of the Corporation issued on or about January 12, 2016 (the “Existing Debentures”).

2.
The indebtedness payable under this Debenture, including the Principal Sum and interest hereunder (such indebtedness being hereinafter referred to as “Senior Indebtedness”), shall be senior in right of payment, to the extent and in the manner set forth herein, to the payment in full of all Junior Indebtedness, and the Holder by its acceptance hereof agrees to and shall be bound by the provisions hereof.

3.
If and whenever at any time, or from time to time, an event of default has occurred and is continuing uncured under, or in connection with, any Junior Indebtedness or any agreement or instrument relating thereto, and written notice of such event of default has been given by or on behalf of one or more holders of such Junior Indebtedness to the Corporation, no payment on account of the Junior Indebtedness shall be made to such holders and such holders shall not be entitled to receive any payment or benefit whatever on account of the Junior Indebtedness, unless and until the Senior Indebtedness shall have been first paid in full or the holders of all Senior Indebtedness shall have consented to such payment on account of the Junior Indebtedness.

4.
Nothing contained herein is intended to or shall impair, or affect the relative rights of the Holder and creditors of the Corporation other than the holders of Junior Indebtedness, nor shall anything herein or therein prevent such holders from exercising all remedies otherwise permitted by Applicable Laws upon default under such Junior Indebtedness, subject to the rights of the holders of Senior Indebtedness in respect of assets of the Corporation received upon the exercise of any such remedy.

ARTICLE 4
SECURITY
Section 4.1    Security.
As security for the due and punctual payment of all of the Obligations, the Corporation has delivered to and in favour of Holders an amended and restated general security agreement dated November 21, 2016 (“General Security Agreement”), attached hereto as Appendix 2.
Section 4.2    Release of Security.
Following due payment and performance in full in cash, or as otherwise as permitted by the Debenture, of all Obligations of the Corporation under this Debenture, the Holder will, at the request, cost and expense of the Corporation, release and discharge the Holder’s right and interest in the property subject to the security granted pursuant to the General Security Agreement.
ARTICLE 5
EXERCISE OF CONVERSION RIGHT
Section 5.1    Conversion Right.

1.
Upon delivering a conversion notice to the Corporation substantially in the form provided in Appendix 1, and subject to the terms and conditions of this Article 5, the Holder shall have the right, at its option, at any time, and from time to time between the date that is ninety (90) days after the Closing Date and the Expiry Time, to convert the Principal Sum in whole or in multiples of $50,000 (or the entire outstanding Principal Sum if less than $50,000), at the option of the Holder into fully paid non-assessable Common Shares at the Conversion Price.

2.
The Conversion Right shall entitle the Holder, and the Holder shall have authority to exercise its option at its sole discretion, to receive on the Conversion Date (i) Common Shares, and (ii) all accrued and unpaid interest on the Principal Sum and any other amount then payable by the Corporation to the Holder hereunder up to the Conversion Date.

3.	The Holder may only exercise the Conversion Right by surrendering to the Corporation, prior to the Expiry Time, this Debenture with a duly completed conversion notice specifying the following:

a.	the Principal Sum in respect of which the Conversion Right is being exercised;

b.	to the extent known, the number of Common Shares which the Holder wishes to acquire (being not more than those which the Holder is entitled to acquire);

c.	the Person or Persons in whose name or names such Common Shares are to be issued;

d.	the address or addresses of such Persons;

e.	the number of Common Shares to be issued to each such Person if more than one is so specified;

f.	the address where the new Debenture, if any, representing the unconverted portion of the Principal Sum may be sent, if applicable; and

g.
the Conversion Date for the Debenture being converted, being a date not less than three (3) days nor more than ten (10) days after the date that the conversion notice is deemed by Section 14.4 to have been effectively given and received.

4.
Once notice of the exercise of the Conversion Right, in whole or in part, by the Holder is received, or deemed to be received by the Corporation pursuant to Section 14.4, the Holder may not revoke, cancel or otherwise withdraw the giving of notice to exercise its Conversion Right, except with the express written consent of the Corporation, given prior to the Conversion Date.

Section 5.2    Effect of Exercise of Conversion Right.

1.
Upon the exercise of the Conversion Right pursuant to Section 5.1, subject to Section 5.3, the Common Shares subscribed for shall be deemed to have been issued and the Person or Persons to whom such Common Shares are to be issued shall be deemed to have become the holder or holders of record of such Common Shares on the Conversion Date unless (i) the transfer registers of the Purchaser shall be closed on such date (including by application of any Applicable Laws), or (ii) in connection with the Conversion Right such notice of conversion is withdrawn, revoked or cancelled in accordance with Section 5.1(4), and in the case of (i) the Common Shares subscribed for shall be deemed to have been issued and such Person or Persons deemed to have become the holder or holders of record of such Common Shares, on the date on which such transfer registers are reopened.

2.
Within ten (10) Business Days following the Conversion Date, the Corporation shall cause to be (i) delivered, a share certificate or certificates for the appropriate number of Common Shares acquired, to, or (ii) registered in the name of, the Holder or the Person or Persons in whose name or names the Common Shares have been issued, as specified in the conversion notice referred to in Section 5.1.

Section 5.3    Partial Exercise of Conversion Right; Fractions.

1.
Subject to Section 5.1(2) the Holder may elect to convert less than the whole Principal Sum, in which case the Holder upon the exercise of the Conversion Right shall be entitled to receive, without charge therefor, a new Debenture in respect of the balance of the Principal Sum which is not converted.

2.
Notwithstanding anything herein contained, including any adjustment provided for in Article 7, the Corporation shall not be required, upon the exercise of the Conversion Right, or upon redemption, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Corporation shall pay to the Holder within ten (10) Business Days after the Conversion Date, or upon redemption, an amount in lawful money of Canada equal to the Conversion Price of the Common Shares on such date multiplied by an amount equal to the fractional interest of Common Shares such Holder would otherwise be entitled to receive upon such exercise or upon conversion, provided that the Corporation shall not be required to make any payment, calculated as aforesaid, that is less than $1.00.

Section 5.4    Cancellation and Distribution of Debenture.
Any portion of this Debenture converted under this Article 5 shall forthwith be cancelled by the Corporation and no Debenture shall be issued in substitution for the portion so cancelled as a result of conversion.
Section 5.5    Expiration of Conversion Right.
At the Expiry Time, the Conversion Right shall cease and terminate with respect to any amount of the Principal Sum which has not been converted, and is otherwise outstanding at such time, and for which the conversion notice described in Section 5.1 was not duly and properly given before such time, except to the extent that the Holder has not received certificates representing the Common Shares issued or been registered as the owner of such Common Shares, or has not received payment for any fractional Common Shares pursuant to Section 5.3(2), upon due exercise of the Conversion Right prior to the Expiry Time, in which instances the Holder’s rights hereunder shall continue until it has received that to which it is entitled hereunder.
Section 5.6    Securities Law Restrictions.
Notwithstanding anything herein contained, Common Shares will only be issued pursuant to the Conversion Right, as applicable, in compliance with Applicable Securities Laws.
Section 5.7    Holder Not a Shareholder.
Nothing in this Debenture shall, in itself, confer or be construed as conferring upon the Holder any right or interest whatsoever as a Shareholder or as any other shareholder of the Corporation, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of Shareholders or any other proceedings of the Corporation, or the right to receive dividends and other distributions.
Section 5.8    Charges for Exchange or Transfer.
The Corporation will from time to time promptly pay or make provision satisfactory to the Holder for the payment of any and all Taxes which may be imposed by Applicable Laws with respect to the issuance or delivery of the Common Shares to the Holder upon the exercise of the Conversion Right.
ARTICLE 6
REDEMPTION and REPAYMENT BY THE CORPORATION
Section 5.1    Redemption.
The Corporation, at its sole option, subject to providing no more than ninety (90) and no less than sixty (60) days’ prior notice (“Redemption Notice”), may redeem the Debentures in whole or in multiples of $500,000 and pro-rated over all outstanding Debentures of the Corporation issued pursuant to the Private Placement, at any time between:

a.	the Registration Date and December 31, 2017 at a redemption price equal to 110% of the Principal Sum of the Debentures plus accrued and unpaid interest; and

b.	January 1, 2018 until the Maturity Date at a redemption price equal to the Principal Sum of the Debentures plus accrued and unpaid interest.
Prior to the Registration Date, the Corporation shall not provide a Redemption Notice. Following receipt of a Redemption Notice and up to the day immediately prior to the date set for redemption (the “Redemption Date”), the Holder shall, subject to Section 5.5, maintain its right to convert, in whole or in part, the Debenture into Common Shares at the Conversion Price.

Section 6.2    Repayment at the Maturity Date.
This Debenture shall be repayable in full as to the Principal Sum, together with all accrued and unpaid interest then outstanding hereunder, as well as any and all other sums then payable by the Corporation to the Holder hereunder, on the earlier of September 9, 2019 and the date on which the Principal Sum and the accrued and unpaid interest is declared, or deemed to be, due and owing as a result of an Event of Default; provided, however, that, with the consent of the Holder and the Corporation, if on September 9, 2019 the Principal Sum and any accrued and unpaid interest is not fully paid and delivered to the Holder at such time, then the maturity date on this Debenture may be extended for up to three years (the “Maturity Date”).
ARTICLE
ADJUSTMENTS
Section 7.1    Adjustment of Conversion Price.
The Conversion Price and Adjustment Price, as the case may be, in effect at any date shall be subject to adjustment from time to time as follows:

a.	if and whenever at any time during the Adjustment Period, the Purchaser shall:

i.	subdivide, redivide or change its outstanding Common Shares into a greater number of such shares; or

ii.	reduce, combine or consolidate its outstanding Common Shares into a smaller number of such shares;

iii.	issue Common Shares or securities exchangeable or convertible into Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution;
then the Conversion Price and Adjustment Price, as the case may be, in effect on the effective date of such subdivision, redivision, change, reduction, combination or consolidation, as the case may be, shall in the case of the events referred to in (i) and (iii) above, be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, redivision or change, or shall, in the case of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation; in each case by multiplying the Conversion Price and Adjustment Price, as the case may be, in effect on such effective date by a fraction of which the numerator shall be the total number of Common Shares outstanding immediately prior to such date and the denominator shall be the total number of Common Shares outstanding immediately after such date. Such adjustment shall be made successively whenever any event referred to in this Section 7.1(a) shall occur;

b.
if and whenever at any time during the Adjustment Period, the Purchaser shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date (the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per share (or having a conversion or exchange price per share) less than 95% of the Market Price for Common Shares ending on the third trading day prior to such record date (any such events being called a “Rights Offering”), then the Conversion Price and Adjustment Price, as the case may be, shall be adjusted immediately after the end of the Rights Period so that it shall equal the amount determined by multiplying the Conversion Price and Adjustment Price, as the case may be, in effect immediately prior to the end of the Rights Period by a fraction:

i.	the numerator of which will be the aggregate of:

1.	the total number of Common Shares outstanding as of the record date for such Rights Offering, and

2.
a number determined by dividing (i) the product of the number of Common Shares subscribed for during the Rights Period upon the exercise of the rights, options or warrants under the Rights Offering and the price at which such Common Shares are offered for such issue or subscription, by (ii) the Market Price for Common Shares ending on the third trading day prior to such record date for the commencement of the Rights Offering, and

ii.
the denominator of which will be the total number of Common Shares outstanding, or the number of Common Shares which would be outstanding if all the exchangeable or convertible securities were exchanged for or converted into Common Shares during the Rights Period, after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering;

provided that any Common Shares owned by or held for the account of the Purchaser or any subsidiary shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; and to the extent that any such rights, options or warrants are not issued or exercised prior to the expiration thereof, the Conversion Price and Adjustment Price as the case may be, shall be readjusted to the Conversion Price and Adjustment Price, as the case may be, which would then be in effect if such record date had not been fixed or to the Conversion Price and Adjustment Price, as the case may be, which would then be in effect based upon the number of Common Shares (or securities convertible into Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be;

c.
if and whenever at any time during the Adjustment Period the Purchaser shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares or other securities of any class, whether of the Purchaser or any other corporation (including stock dividends); (ii) rights, options or warrants (excluding those referred to in Section 7.1(b)); (iii) evidences of its indebtedness; (iv) assets (including cash) or property of the Purchaser; or (v) cash dividends or distributions, then, in each such case, the Conversion Price and Adjustment Price, as the case may be, shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Market Price per Common Share in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Market Price per Common Share on such record date, less the fair market value (as determined by the Directors, acting reasonably, subject to Section 7.4) of such shares, rights, options, warrants, evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Market Price per Common Share; provided that:

i.	Common Shares owned by or held for the account of the Purchaser or any subsidiary shall be deemed not to be outstanding for the purpose of any such computation;

ii.	such adjustment shall be made successively whenever such a record date is fixed;

iii.
to the extent that such distribution is not so made, the Conversion Price and Adjustment Price, shall be readjusted to the Conversion Price and Adjustment Price, which would then be in effect if such record date had not been fixed or to the Conversion Price and Adjustment Price, which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed, as the case may be;

d.
subject to Section 9.1(f) and Section 9.2, if and whenever at any time during the Adjustment Period, there is a reclassification of the Common Shares or a capital reorganization of the Purchaser other than as described in Section 7.1(a) or a Change of Control, the Holder shall, upon the exercise of the Conversion Right, be entitled to receive and shall accept, in lieu of the number of shares then sought to be acquired by it, the number of shares or other securities of the Purchaser or of the body corporate, trust, partnership or other entity resulting from such Change of Control, or to which a sale or conveyance of substantially all of the assets of the Purchaser may be made, as the case may be, that the Holder would have been entitled to receive on such reclassification, capital reorganization or Change of Control, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon the exercise of the Conversion Right and a contemporaneous and equal adjustment shall be made to the Conversion Price and the Adjustment Price;

e.
in any case in which Section 7.1(b) or Section 7.1(c) require that an adjustment be made to the Conversion Price and the Adjustment Price, no such adjustment shall be made if, the Holder receives the rights, options or warrants referred to in Section 7.1(b) or the share rights, options, warrants, evidences of indebtedness or assets referred to in Section 7.1(c), as the case may be, in such kind and number as it would have received if it had been a holder of Common Shares on the applicable record date or effective date, as the case may be, by virtue of the Principal Sum having then already been converted into Common Shares at the Conversion Price in effect on the applicable record or effective date, as the case may be. Participation of the Holder in the issuance of rights, options or warrants referred to in Section 7.1(b) or Section 7.1(c) shall be subject to any required prior approval of the NASDAQ;

f.
the adjustments provided for in this Section 7.1 are cumulative, and shall, in the case of adjustments to the Conversion Price and Adjustment Price, be computed to the nearest whole cent and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 7.1; and

g.
if, in the opinion of the Directors, acting reasonably and in good faith, the provisions of this Section 7.1 are not strictly applicable, or if strictly applicable would not fairly protect the rights of the Holder in accordance with the intent and purposes hereof, the Directors, acting reasonably and in good faith, shall make any adjustment in such provisions for the benefit of the Holder as the Directors deem appropriate.

Section 7.2    Entitlement to Securities on Exercise of Conversion Right.
All shares of any class or other securities which the Holder is at the time in question entitled or obligated to receive on the exercise of the Conversion Right, whether or not as a result of adjustments made pursuant to this Article 7, shall, for the purposes of the interpretation of this Debenture, be deemed to be Common Shares which the Holder is entitled or obligated to acquire pursuant to the exercise of the Conversion Right.

Section 7.3    No Adjustment for Stock Options etc.
Notwithstanding anything in this Article 7, no adjustment shall be made in the Conversion Price and Adjustment Price if the issue of Common Shares is being made pursuant to (a) this Debenture, (b) any stock option plan in force from time to time for directors, officers, employees and consultants of the Corporation or the Purchaser or (c) any warrant, option or right to acquire Common Shares where such warrant, option or right is outstanding on the date of this Debenture.
Section 7.4    Determination by Auditors.
In the event of any question arising with respect to the adjustments provided for in this Article 7, such question shall be conclusively determined by a firm of chartered accountants in Canada mutually acceptable to the Corporation and the Holder, who shall have access to all necessary records of the Corporation, and such determination shall be binding upon the Corporation, the Holder and all other Persons interested therein.
Section 7.5    Proceedings Prior to any Action Requiring Adjustment.
As a condition precedent to the taking of any action which would require an adjustment in any of the conversion rights pursuant hereto, including the number of Common Shares which are to be received upon the exercise thereof, the Purchaser shall take any corporate action which may, in the opinion of legal counsel to the Purchaser, be necessary in order that the Purchaser has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise of the Conversion Right in accordance with the provisions hereof.
Section 7.6    Certificate of Adjustment.
The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Article 7, deliver a certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
Section 7.7    Notice of Special Matters.
The Corporation covenants that it will cause the Purchaser to give notice to the Holder of its intention to fix a record date that is prior to the Expiry Time for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares or for the payment of any cash dividend, stock dividend or other distribution on its Common Shares. Such notice shall specify the particulars of such event, the record date for such event and, if prepared or available as at the date that such notice is required to be given pursuant to this Section 7.7, such notice shall be accompanied by the material (i.e., proxy circulars, information booklets etc.) sent to the holders of Common Shares in respect of the event in question, provided that the Purchaser shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which the notice is given. The notice shall be given in each case not less than fourteen (14) days prior to such applicable record date.
ARTICLE 8
COVENANTS OF THE CORPORATION
Section 8.1    Positive Covenants.
The Corporation covenants with the Holder that while any Principal Sum or accrued and unpaid interest remains outstanding under this Debenture it shall:

a.
Payment and Performance: duly and punctually pay all amounts due by it hereunder, and shall perform all other obligations on its part to be performed under the terms of this Debenture at the times and places and in the manner provided for herein;

b.
Corporate Existence: maintain its corporate existence in good standing under the laws of Canada and shall ensure that the Purchaser maintains the Purchaser's corporate existence in good standing under the laws of Oregon;

c.
Conduct of Business and Compliance With Applicable Laws: carry on and conduct its business, and ensure that the Purchaser carries on and conducts the Purchaser's business, in the ordinary course in compliance with all Applicable Laws;

d.	Notice of an Event of Default: provide the Holder with prompt written notice of the occurrence of any Event of Default;

e.	Share Capital:
ensure that the Purchaser:

i.	reserves and keeps available a sufficient number of Common Shares for the purpose of enabling it to satisfy its obligations to issue Common Shares upon the exercise of the Conversion Right;

ii.
causes the Common Shares and the certificates, as applicable, representing the Common Shares, from time to time acquired pursuant to the exercise of the Conversion Right, to be duly issued and delivered in accordance with the terms hereof;

iii.	ensures that all Common Shares which shall be issued upon the exercise of the Conversion Right be issued as fully paid and non-assessable; and

iv.	ensures that all Common Shares otherwise issued hereunder be issued as fully paid and non-assessable.

f.
Reporting Issuer and Listing Status. The Purchaser must use reasonable commercial efforts to ensure that the Common Shares are listed and posted for trading on NASDAQ, to maintain such listing and posting for trading of the Common Shares on NASDAQ and to ensure that the Purchaser remains a registrant under the U.S. Securities Exchange Act of 1934, as amended. No later than October 31, 2017, the Purchaser shall file with the United States Securities and Exchange Commission, and shall use its commercially reasonable efforts to have declared effective by no later than November 30, 2017, the S-3 Registration Statement. The Purchaser shall use commercially reasonable efforts to maintain the effectiveness of the S-3 Registration Statement for so long as the Debenture remains outstanding.

Section 8.2    Negative Covenants of the Corporation.
The Corporation covenants with the Holder that it shall not without having first obtained the permission of the Holder:

(d)	Change of Business: change in any material respect the nature of its business or operations as presently carried on; or

(e)
Prohibited Disposition: directly or indirectly sell, transfer, assign, abandon, surrender, exchange, lease, sublease, convey or otherwise dispose of all, or substantially all, of its property, assets, and undertakings.

ARTICLE 9
DEFAULT
Section 9.1    Events of Default.
An Event of Default shall occur upon the happening of any one or more of the following events, namely:

a.	if the Corporation defaults in payment of the Principal Sum or interest when the same becomes due and payable under this Debenture;

b.
if either of the Corporation or the Purchaser (i) makes a general assignment for the benefit of creditors, (ii) institutes or has instituted against it any proceeding seeking to adjudicate it a bankrupt or insolvent, liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iii) takes any corporate action to authorize any of the above actions;

c.
if the Corporation, without the prior consent of the Secured Creditors Representative, which shall not be unreasonably withheld or delayed, shall, outside of the ordinary course of business, sell, transfer, assign, abandon, surrender, exchange, license or otherwise dispose of any patent, trade-mark, copyright, industrial design, trade secret or any other tangible or intangible property which is commonly referred to as “intellectual property”;

d.
if the Corporation shall, without the prior consent of the Secured Creditors Representative, sell or otherwise alienate any rights which it may have to apply for income tax or other fiscal purposes any losses (or tax credits) which it may have or may in the future incur or reduce any taxable income including, but not limited to, ordinary income and/or capital gains;

e.
if the Corporation shall breach or otherwise fail to perform or observe any other material covenant, term or condition contained in this Debenture, and the breach is not cured after thirty (30) days written notice by the Holder to the Corporation; or

f.	if a Change of Control shall occur.
Section 9.2    Acceleration.
Upon the occurrence of an Event of Default, the Holder may by notice made in writing within thirty (30) days of the Event of Default, to the Corporation declare the Principal Sum and all accrued and unpaid interest thereon, and all other amounts owing hereunder, to be immediately due and payable and the same shall become immediately due and payable to the Holder and the Corporation shall forthwith pay the same to the Holder, failing which all rights and remedies of the Holder hereunder or at law or equity in respect of such non-payment shall become enforceable.

Section 9.3    Remedies Not Exclusive.
No right, power or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy shall, to the extent permitted by Applicable Laws, be cumulative and shall be in addition to every other right, power or remedy given hereunder or now or hereafter existing at law, in equity or by statute. The Holder shall have the power to waive any Default or Event of Default, provided such waiver is obtained in accordance with Section 11.2, and shall not constitute a waiver of any other or subsequent Default or Event of Default. No delay or omission of the Holder or Holders in the exercise of any right, power or remedy accruing upon any Default or Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein. Every right, power and remedy given to the Holder by this Debenture or under Applicable Laws may be exercised from time to time and as often as may be deemed expedient by the Holder. In case the Holder shall have proceeded to enforce any right under this Debenture and the proceedings for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Holder, then and in every such case, the Corporation and the Holder shall, without any further action hereunder, to the full extent permitted by Applicable Laws, subject to any determination in such proceedings, severally and respectively, be restored to their former positions and rights hereunder and thereafter all rights, remedies and powers of the Holder shall continue as though no such proceeding had been taken.
Section 9.4    Application of Monies.
Subject to Applicable Laws, all monies collected or received by the Holder pursuant to or in exercise of any right or remedy shall be applied on account of the amounts outstanding hereunder in such manner as the Holder deems best or, at the option of the Holder, or released to the Corporation, all without prejudice to the liability of the Corporation or the rights of the Holder hereunder, and any surplus shall be accounted for as required by Applicable Laws.
ARTICLE 10
COST AND EXPENSES
Section 10.1    Expenses.
The Corporation shall be responsible for its own costs and expenses. The Corporation will, in addition, reimburse the reasonable costs, expenses and fees of McCullough O’Connor Irwin LLP incurred in its role as legal counsel to the Holders (on a collective basis), for negotiating and documenting the Private Placement. For greater certainty, the Corporation will not be responsible for the payment (or reimbursement) of any costs, expenses, legal fees or advisory fees incurred by any Holder on an individual basis whether such costs, expenses or fees are billed to the Corporation directly or through McCullough O’Connor Irwin LLP or any other party. The Corporation will, in addition, reimburse the reasonable costs, expenses and fees of McCullough O'Connor Irwin LLP incurred in its role as legal counsel to the Holders (on a collective basis), for negotiating and documenting the amendments to the Debenture.
ARTICLE 11
SUPPLEMENTAL INDENTURES
Section 11.1    Supplemental Indentures.
From time to time the Corporation may, and it shall, when required by this Debenture, execute, acknowledge and deliver, by its proper officers, indentures supplemental hereto or in replacement hereof, as the case may be, which thereafter shall form part hereof in the case of a supplemental indenture, for any one or more of the following purposes:

a.	evidencing the succession, or successive successions, of other corporations to the Corporation, and the terms, provisions, conditions, covenants and obligations assumed by any such successor;

b.	evidencing the remaining Principal Sum and any accrued and unpaid interest where a partial conversion, redemption or repurchase occurs; and

c.	for any other purpose not inconsistent with the terms of this Debenture.
Section 11.2    No Amendment or Waiver.
Notwithstanding any other provisions of this Debenture, no amendment or waiver of any provisions of this Debenture, nor consent to any departure by the Corporation therefrom shall in any event be effective unless the same shall be obtained from the Holder, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach or Default or to affect the rights of the Holders resulting therefrom.
ARTICLE 12
REGISTRATION AND TRANSFER OF DEBENTURE
Section 12.1    Register of the Debenture.

1.
The Corporation shall keep or cause to be kept a register in which the Holder or Holders of the Debentures shall be registered. The name and address of each Holder of the Debenture and particulars of the Debenture held shall be entered in the register. For the purposes of this Debenture, the Corporation may treat the registered owner of this Debenture as the beneficial owner thereof for all purposes, unless otherwise notified.

2.
The Corporation shall have full power and authority to appoint, at any time, and at its sole discretion, an agent or trustee to maintain the register of Holders. Where the Corporation appoints an agent or trustee to maintain the register of Holders, the Holder agrees to execute and deliver all such agreements, indentures, and other documents required by such agent or trustee. The Corporation shall pay all costs associated with appointing an agent or trustee to maintain the register of Holders, and all on-going costs.

Section 12.2    Transfer of the Debentures.
This Debenture or part hereof is transferable and assignable by the Holder to any other Person at any time. The Holder acknowledges and understands that the transfer or assignment of all or part of the Principal Sum and any accrued and unpaid interest is subject to Applicable Securities Laws, and may only be effected upon compliance with such laws. The Holder further acknowledges no transfer shall be made unless and until the transferee agrees to be bound by the Intercreditor Agreement if such agreement is in place on the date of the transfer.
Section 12.3    U.S. Transferee.
This Debenture and the Common Shares issuable upon exercise of the Conversion Right or otherwise under this Debenture have not been registered under the U.S. Securities Act, or any other Applicable U.S. Securities Laws, and may not be transferred in the United States or to a U.S. Person unless this Debenture and the Common Shares issuable upon exercise of the Conversion Right or otherwise under this Debenture have been registered under the U.S. Securities Act and any other Applicable U.S. Securities Laws or an exemption from such registration requirements is available.
Section 12.4    Exchange of Debentures.
Any one or more Debentures may, upon compliance with the reasonable requirements of the Corporation (including compliance with Applicable Securities Laws), be exchanged for one or more other Debentures representing the same aggregate Principal Sum and any accrued and unpaid interest as represented by the Debenture so exchanged. Any Debenture tendered for exchange shall be cancelled and surrendered by the Holder to the Corporation.
Section 12.5    Replacement Debenture.
If this Debenture becomes mutilated or is lost, destroyed or stolen, the Corporation, subject to Applicable Laws, shall issue and deliver, a new debenture of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of this Debenture. The Holder shall bear the cost of the issue of a replacement Debenture and in case of loss, destruction or theft shall, as a condition precedent to the issuance thereof, furnish to the Corporation such evidence of ownership and of the loss, destruction or theft of this Debenture as shall be satisfactory to the Corporation, in its sole discretion, and the Holder may also be required to furnish an indemnity in an amount reasonable under the circumstances and in a form satisfactory to the Corporation, in its sole discretion, and shall pay the reasonable charges of the Corporation in connection therewith.
ARTICLE 13
PURCHASE FOR CANCELLATION
Section 13.1    Purchase for Cancellation.
At any time prior to the Maturity Date, and subject to Applicable Laws, the Corporation may purchase any Principal Sum of Debentures and the related accrued and unpaid interest, for cancellation, at any price, by tender, by private contract, or any other means permitted at law, subject only to the consent of the Holder of such Debenture having been obtained.
ARTICLE 14
MISCELLANEOUS
Section 14.1    Tax Treatment.
Based on the provisions of the Tax Act, the Debentures will be a qualified investment under the Tax Act at the time of their issuance to a trust governed by a Plan Trust, provided that at the time of their issuance, the Common Shares are listed on a “designated stock exchange”, within the meaning of the Tax Act (which currently includes the NASDAQ).
Section 14.2    Severability.
If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

a.	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

b.
the invalidity, illegality or unenforceability of any provision or any part thereof contained in this Debenture in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Debenture in any other jurisdiction.

Section 14.3    Governing Law.
This Debenture shall be deemed to have been made and shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The Corporation and the Holder hereby irrevocably submit to the jurisdiction of the courts of the Province of Ontario for any action, suit or any other proceeding arising out of or relating to this Debenture and any other agreement or instrument mentioned therein or any of the transactions contemplated thereby.
Section 14.4    Notices.
All notices, reports or other communication required or permitted by this Debenture must be in writing and either delivered by hand or by any form of electronic communication by means of which a written or typed copy is produced by the receiver thereof and is effective on actual receipt unless sent by electronic means in which case it is effective on the Business Day next following the date of transmission, addressed to the relevant party, as follows:

a.	if to the Corporation:

1210 Sheppard Ave E.            Fax: (416) 646-1042
Suite 800
Toronto, Ontario
M2K 1E3

b.	if to the Holder:

Address:                Fax: ______________________

____________________
____________________
____________________

or the last address or telecopier number of the party concerned, notice of which was given in accordance with this Section 14.4.
Section 14.5    Term.
The provisions of this Debenture shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until discharged in accordance with Section 1.7.
Section 14.6    No Merger or Novation.
The execution and delivery of this Debenture or of any instruments or documents supplemental hereto shall not operate as a merger of any representation, warranty, term, condition or other provision contained in any other obligation or indebtedness of the Corporation to the Holder.
Section 14.7    Enurement.
This Debenture and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and permitted assigns.
Section 14.8    Time of Essence.
Time shall be of the essence hereof.

APPENDIX 1
CONVERSION NOTICE

TO:	VIXS SYSTEMS INC. (the “Corporation”)
The undersigned hereby exercises its right to acquire Common Shares in the capital of Pixelworks, Inc. pursuant to the terms of a 10.00%, subject to adjustment, amended and restated secured convertible debenture issued by the Corporation on the Closing Date, on the terms set therein and herein. Capitalized terms not defined herein shall have the meaning ascribed to such terms in such debenture.
***
1.    PRINCIPAL SUM TO BE CONVERTED:        _____________________________

2.	NUMBER OF COMMON SHARES
TO BE ACQUIRED:                     _____________________________

3.	CONVERSION PRICE: _____________________________

4.    PRINCIPAL SUM REMAINING
FOLLOWING CONVERSION:                _____________________________

5.    CONVERSION DATE:                    _____________________________
(Must be between 3 and 10 days following the date of this notice.)

6.    NAME AND ADDRESS OF THE PERSON
TO WHOM SUCH COMMON SHARES ARE
TO BE ISSUED AND REGISTERED OR DELIVERED:
___________________________________________________________________________
___________________________________________________________________________
___________________________________________________________________________
___________________________________________________________________________
___________________________________________________________________________
5.    IF THIS CONVERSION IS PARTIAL, THE

NAME AND ADDRESS WHERE A NEW
DEBENTURE REPRESENTING THE UNCONVERTED
PRINCIPAL SUM IS TO BE DELIVERED:
___________________________________________________________________________
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DATED this _______ day of ___________________, ______________.

Signature Guarantee	(Signature of Debentureholder or authorized representative)

Print Full Name
Note:

1.
Once this notice is delivered to the Corporation, the Debentureholder may not revoke, cancel, or otherwise withdraw the giving of this notice, except with the express, written consent of the Corporation.

2.
This notice must be accompanied by the Debenture(s) representing the Principal Sums to be converted. Until such delivery the Corporation is under no obligation to deliver, or cause to be delivered, to the Debentureholder, the Common Shares to be acquired.

3.    The Debentureholder may exercise its right to receive Common Shares by completing this form and surrendering this form and the Debenture to the Corporation at its principal office at 1219 Sheppard Ave E, Suite 800, Toronto, Ontario M2K 1E3.
APPENDIX 2
GENERAL SECURITY AGREEMENT

(attached)